Exhibit 14

Code of Ethics Policy

Date: 3/4/05

The successful operation and reputation of Seaboard
Corporation and its subsidiaries and affiliates
(collectively, the "Company") depend upon the principles of fairness and ethical conduct of its directors, officers and employees. The Company's reputation for integrity and excellence requires careful compliance with the spirit and letter of all laws and regulations, as well as a commitment to the highest standards of personal and professional conduct.

The success and survival of this organization depends upon wise business decisions and an attitude of trust and respect between the Company and its customers, vendors and suppliers, employees, and shareholders. That trust must be preserved. Directors, officers and employees have a duty to support the goals and objectives of the Company, and to act in a way that will always merit the continued trust and confidence of the Company's customers, vendors and suppliers, employees, and shareholders.

Accordingly, the Company adopts the following Code of Ethics:

I.   Honest and Ethical Conduct

     Directors, officers and employees will exhibit and promote the highest standards of honest and ethical conduct which:

         Encourages and rewards professional integrity in all aspects of the Company, by eliminating inhibitions and barriers to responsible behavior, such as coercion, fear of reprisal, or alienation from the Company itself.

         Desists from, prohibits and eliminates any conflict of interest or appearance of a conflict of interest between the Company and what could result in personal gain for a director, officer or employee of the Company, as defined in the attached Conflict of Interest policy.

         Provides a process for employees of the Company to inform senior management of practices which deviate from honest and ethical behavior.

         Demonstrates their personal support for such policies and procedures through periodic communication reinforcing these ethical standards throughout the Company.

II.  Financial Records and Periodic Reports

     Directors, officers and employees will establish and manage the enterprise transaction and reporting systems and procedures to ensure that:

         Business transactions are properly authorized and completely and accurately recorded on the Company's books and records in accordance with Generally Accepted Accounting Principles (GAAP) and established Company financial policy.

         The retention or proper disposal of Company records shall be in accordance with established Company policies and applicable legal and regulatory requirements.

         Periodic financial communications and reports will be delivered in a manner that facilitates the highest degree of clarity of content and meaning so that readers and users will quickly and accurately determine their significance and consequence.

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III. Anti-Competitive Conduct
..
     Directors, officers and employees shall not enter into any agreement, understanding or arrangement with any competitor about prices, territory restrictions, refusals to sell, allocation of business, bidding, or engage in any other type of anti competitive practice.


IV.  Compliance with Applicable Laws, Rules and Regulations

     Directors, officers and employees, to the extent applicable to their job function, shall comply with all federal, state and local statutes, regulations and administrative procedures in the course of all conduct on behalf of the Company.

     In addition to the general policies above, the Company adopts the following additional conduct-related policies as part of the Code of Ethics:

         Conflict of Interest and Confidentiality
         Trading Seaboard Securities

     These policies are attached. As a condition of employment, each employee of the Company must be familiar with these policies and agree to abide by their provisions. Violations of the content or spirit of these provisions are unacceptable and may lead to disciplinary action up to and including termination of employment or separation of ongoing business relationship with the Company.

     If anyone has knowledge of or is suspicious of any breach of any section of this Code or is concerned whether circumstances could lead to a violation of this Code, such person should report the matter to one or more of the following: the person's immediate supervisor, the Company's Director of Human Resources or the Company's General Counsel. Alternatively, the matter may be reported by calling the Company's dedicated toll free number, 866-676-8886, which will be answered by the Company's Director of Human Resources. The Company will not allow any retaliation against an employee who acts in good faith in reporting any such violation or suspected violation.


All subsidiaries of Seaboard Corporation shall adopt this Code of Ethics or a similar policy containing only such changes as are approved by Seaboard Corporation's Director of Human Resources.

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          CONFLICT OF INTEREST AND CONFIDENTIALITY


Seaboard Corporation, its subsidiaries and affiliates (collectively, the "Company") require directors, officers and employees to conduct their non-work activities in such a manner that they do not conflict with the best interests of the Company or detract from the performance of their responsibilities. Directors, officers and employees shall follow the general guidelines set forth below. The failure of any employee to adhere to these general guidelines may result in discipline, including termination of employment.

1.   Conflicts of Interest:

     A. All directors, officers and employees of the Company shall not have, directly or indirectly, any financial or other interest in any entity which is a supplier or customer of the Company. The foregoing shall not prohibit the ownership of not more than one percent (1%) of the stock of any supplier or customer which is listed upon a national stock exchange or actively traded in the over-the-counter market.

     B. Officers and employees shall not be employed by another entity, participate in self-employment, or serve another entity in any manner where such activity affects the employee's work efficiency or interferes with the employee's ability to act in the best interests of the Company. Officers and employees whose job functions involve coordination with commercial institutions shall not conduct similar business with such institutions for such officer's or employee's own personal affairs or business.

     C. All officers and employees shall be required to complete a form disclosing all known conflicts of interest, or questions regarding such, to the Corporate Director of Human Resources for review and acceptance by the Company. The Company may require a person with a conflict of interest to dispense of such conflict of interest. The failure of any person to complete such form disclosing all conflicts of interests, to disclose all known conflicts of interest or to dispense with a conflict of interest, when requested by the Company, may result in discipline by the Company, including termination of employment.

2.   Personal Gain:

     A. All of the business affairs of the Company with all parties, including government officials, suppliers, customers, unions and competitors, shall always be conducted on an ethical, legal and arm's length basis.

     B. Directors, officers and employees shall not provide or accept payments, gifts, or favorable business arrangements for the purpose of securing preferential consideration for the Company or as inducement to enter into any transaction. Examples of such prohibited conduct include giving or taking gifts, gratuities, favors, loans, guarantees of loans, commissions, excessive entertainment, kickbacks, rebates, and other types of financial inducements.

     C. Common business practice permits the offer or acceptance of certain courtesies of nominal value, usually in the form of meals and entertainment, provided objectivity of the parties will not be unduly affected.

3.   Confidential Information:

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     It  is  vital  that  we  protect  the  privacy  of  the
     Company's   confidential   information.    Confidential
     information includes proprietary, technical,  business,
     financial,   joint  venture,  customer   and   employee
     information that is not available publicly. It is the employee's responsibility to know what information is confidential and to obtain clarification when in doubt.

     A. Employees must not disclose confidential information to any person outside of the Company, unless authorized to do so. This includes, as prohibited, any disclosure of confidential information to family and friends. Where confidential information is entrusted to persons outside of the Company, efforts must be made to ensure the continuing protection and confidentiality of that information. Within the Company, confidential information should be disclosed only on a "need to know" basis.

     B. Employees must not use confidential information for unauthorized purposes. They must also take reasonable care to protect confidential information against loss, theft, unauthorized access, alteration or misuse.

     C. Employees leaving the Company who have had access to Company confidential information will be reminded of their continuing responsibility to protect it and maintain its confidentiality. The Company expects that employees joining it from other companies will not disclose the confidential information to those companies.

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                POLICY WITH REGARD TO TRADING
                     SEABOARD SECURITIES


1.   In General

     In the course of their employment with Seaboard Corporation or its subsidiaries and affiliates (collectively, the "Company"), directors, officers and employees frequently come into possession of confidential and highly sensitive information concerning the Company, its customers, suppliers or other corporations with which the Company has contractual relationships or may be negotiating transactions. Much of this information has a potential for affecting the market price of securities issued by the corporations involved. Under some circumstances, federal securities law imposes potentially substantial civil and criminal penalties on persons who improperly obtain, use or provide material, non-public information, in connection with a purchase or sale of securities.

     Also keep in mind, the Securities and Exchange Commission ("SEC") may seek substantial civil penalties from any person who, at the time of an insider trading violation, "directly or indirectly controlled the person who committed such violation," i.e., an employer. As noted above, civil penalties for persons who control violators can equal the greater of $1,000,000 or three times the profit gained or losses avoided. Employers may also be subject to criminal penalties of $2,500,000 for insider trading violations committed by employees. Accordingly, when the maximum criminal penalty is combined with the maximum civil penalty, employers of persons who trade on the basis of insider information may be liable for up to $3,500,000
     - even for employee violations that yield a small profit gained or loss avoided.

     The statute provides that any "controlling person" may be liable for civil penalties up to the amount specified above if the controlling person both (i) knew or recklessly disregarded the fact that the employee was likely to engage in a violation; and (ii) failed to take appropriate steps to prevent that violation before it occurred. Moreover, in recent years, the SEC and governmental prosecutors have been vigorously enforcing the insider trading laws against both individuals and institutions.

     Given all of these factors, the Company has determined to provide specific guidance concerning the propriety of various personal transactions, and to impose specific procedures in certain cases to attempt reasonably to ensure that neither the Company nor any of its directors, officers and employees violates insider trading laws.

2.   Material Non-Public Information

     The federal securities laws and regulations have been held to prohibit the purchase or sale of a security at a time when the person trading in that security possesses material non-public information concerning the issuer of the security, or the market for the security, which has not yet become a matter of general public knowledge and which has been obtained or is being used in breach of a duty to maintain the information in confidence. Whether the information is proprietary information about the Company or information that could have an impact on the Company's stock price, employees must not pass the information on to others. The penalties discussed above apply, whether or not you derive any benefit from another's actions.

     "Material non-public information" includes information that is not available to the public at large which could affect the market price of the security and to which a reasonable investor would attach importance in deciding whether to buy, sell, or retain the security. Examples of information that might be deemed material include the following: annual or quarterly financial results, dividend increases or decreases, the declaration of a stock split or the offering of additional securities, earnings estimates, changes in previously announced earnings estimates, significant expansion or curtailment of operations, a

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     significant  increase   or  decline   in   business,  a
     significant   merger   or   acquisition   proposal   or
     agreement, unusual borrowings or securities offerings, major litigation, impending bankruptcy or financial liquidity problems, significant changes in management, purchases or sales of substantial assets, or the gain or loss of a substantial customer or supplier. This list is not exhaustive. Other types of information may be material at any particular time, depending upon the circumstances. It should be noted that either positive or adverse information may be material.

     Information is considered to be available to the public only when it has been released to the public through appropriate channels (e.g., by means of a press release or a statement from one of the Company's senior officers) and enough time has elapsed to permit the investment market to absorb and evaluate the information. Once public release has occurred, information will normally be regarded as absorbed and evaluated within two or three days thereafter.

3.   Company Policy

     As long as an officer, director or employee has material non-public information relating to the Company or any other issuer, including any of the Company's customers, it is Company policy that the officer, director or employee may not directly or indirectly buy or sell the securities of the Company or any other affected issuer. Equally important, the information may not be passed along to others. This policy shall apply to officers, directors and employees of the Company or its subsidiaries and affiliates.

     To avoid potential liability under this policy, all officers, directors and employees of the Company must not purchase or sell securities of the Company or of any other issuer of a security at a time when the officer, director or employee is aware of any material non-public information about the Company or any issuer, regardless of how that information was obtained. The officer, director or employee also must not permit any member of his or her immediate family or anyone acting on his or her behalf, or anyone to whom he or she has disclosed the information, to purchase or sell such securities.

     After the information has been publicly disclosed through appropriate channels, a reasonable time should be allowed to elapse (at least three business days) before trading in the security, to allow for public dissemination and evaluation of the information.

     Without limiting the generality of the policy stated herein, no director or officer of the Company or its subsidiaries and affiliates, or other employee possessing material non-public information, may make any purchase or sale of securities of the Company
     (i) from the date two weeks prior to the end of each fiscal quarter until the beginning of the third business day after the public release of earnings for such quarter; (ii) from the time of the public release of any material information until the beginning of the third business day after such release; (iii) during any period when he or she is aware that the Company expects to make a public release of material information in the near future; and (iv) during any other period when he or she has knowledge of any "material inside information" concerning the Company.

4.   Application of Policy to Family Members and Affiliates

     The foregoing requirements also apply to any purchase or sale of securities of the Company by a family member or others sharing the same address or by a corporation, partnership, trust or other entity owned or controlled by a director, officer or employee.

5.   Prohibition of Short-Sales

     Federal securities laws prohibit any short sale or any short sale "against the box" of Company securities by any officers, directors or greater than ten-percent shareholders. A short sale is the sale of a security either not owned by the seller, or if owned, not delivered (the so-called short sale "against the box"), which involves the borrowing of

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     shares by the seller's broker  for  the  account of the
     seller and delivery of the borrowed shares to the buying broker. At some point in the future, the short seller must purchase the securities to cover the short
     position.   Because  the short  seller hopes that he or
     she will be able to purchase at a price lower than the price at which the short sale was made, a short seller expects a security to decline in market value from present levels. Since short sales can depress the price of securities, the Company requires that none of its officers, directors or employees ever make short sales of the Company's securities (whether or not such short sales would be permitted under the federal securities laws).

6.   Prohibited Practices

     In addition, it is the Company's policy that officers, directors and employees should not engage in any of the following activities with respect to the securities of the Company:

     A.   Trading in securities on a short-term basis.   Any
          security purchased must be held for a minimum of six (6) months before sale, unless the security is subject to forced sale, e.g., as a consequence of merger or acquisition;

     B. Purchases on margin without the prior, written consent of the Company after disclosure to the Company's Board of Directors;

     C.   Short sales; or

     D.   Buying or selling put or call options.


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